Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 1, 2017

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2017 RESULTS

Highlights:

•	Spin-off of housewares-related business completed on September 29, 2017

•	Consolidated income from continuing operations of $3.3 million in Q3 2017 vs. a consolidated loss from continuing operations of $2.1 million in Q3 2016

•	Q3 2016 results included a $17.4 million pre-tax impairment charge ($12.5 million after tax) at North American Coal

•	North American Coal's income before tax was $8.2 million in Q3 2017 vs. a pre-tax loss, including impairment, of $11.7 million or vs. Adjusted income before tax of $5.7 million in Q3 2016

•	Excluding impairment, NACCO's Q3 2017 consolidated income from continuing operations decreased due to changes in income tax expense as a result of the spin-off

Cleveland, Ohio, Wednesday, November 1, 2017 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated income from continuing operations of $3.3 million, or $0.49 per diluted share, and revenues of $21.9 million for the third quarter of 2017 compared with a consolidated loss from continuing operations of $2.1 million, or $0.31 loss per diluted share, and revenues of $32.4 million for the third quarter of 2016.
As a result of NACCO's spin-off of its housewares-related business in September 2017, the attached financial statements and related 2017 and 2016 financial information in this news release have been reclassified to reflect the housewares business' operating results as discontinued operations.
NACCO reported consolidated income from continuing operations for the nine months ended September 30, 2017 of $18.8 million, or $2.74 per diluted share, and revenues of $78.3 million compared with consolidated income from continuing operations of $7.6 million, or $1.10 per diluted share, and revenues of $85.8 million for the first nine months of 2016.
The 2016 third quarter and first nine months consolidated losses from continuing operations include a $17.4 million impairment charge, or $12.5 million after a tax benefit of $4.9 million, related to North American Coal's Centennial mining operation, which is no longer active.
NACCO's consolidated EBITDA from continuing operations for the third quarter of 2017 and the trailing twelve months ended September 30, 2017, was $10.1 million and $39.5 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined in the reconciliation of GAAP results to EBITDA, on page 8.

After the completion of the spin-off, NACCO ended the third quarter with consolidated cash on hand of $93.9 million, debt of $58.7 million and net cash of $35.2 million.  The cash on hand included a $35 million dividend received from the housewares business prior to the completion of the spin-off.
NACCO's board of directors will evaluate and determine an ongoing dividend payout rate at its next regularly scheduled meeting in November. When doing so, the board will consider the financial conditions and prospects of NACCO and North American Coal following the spin-off of the housewares-related business.
In May 2016, NACCO announced authorization of a share buyback program to purchase up to $50 million of the Company's outstanding Class A common stock, which remains in place. NACCO has repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million since inception of this program. The Company did not repurchase any shares during the third quarter of 2017.

Detailed Discussion of Results
North American Coal - Third Quarter Results

North American Coal's deliveries for the third quarter of 2017 and 2016 were as follows:

	2017	2016
Coal tons sold	(in millions)
Unconsolidated mines	9.4	7.8
Consolidated mines	0.5	1.0
Total coal tons sold	9.9	8.8
Limerock deliveries (cubic yards)	6.4	6.4

North American Coal reported income before income tax of $8.2 million and revenues of $21.9 million in the third quarter of 2017, compared with a loss before income tax of $11.7 million and revenues of $32.4 million in the third quarter of 2016. The 2016 operating loss included a non-cash asset impairment charge of $17.4 million to reduce asset values at Centennial. Excluding the impairment charge, North American Coal's Adjusted income before income tax was $5.7 million for the third quarter of 2016. See reconciliation to non-GAAP financial results on page 9.
Revenues decreased primarily as a result of a substantial decrease in tons sold at Mississippi Lignite Mining Company because of reduced customer requirements, mainly due to an outage at the customer's power plant in the third quarter of 2017. This decrease in revenues was partially offset by higher royalty and other income.
Centennial had an operating loss of $0.3 million in the third quarter of 2017 compared with an operating loss of $19.7 million in the third quarter of 2016, including the $17.4 million impairment. Excluding the asset impairment, Centennial's operating loss declined from the prior year primarily as a result of lower operating costs and a gain on sale of assets in the third quarter of 2017.
Excluding Centennial, North American Coal's income before income tax improved primarily as a result of higher royalty and other income and an increase in earnings of unconsolidated mines as newer mines increased production. These increases were partially offset by the substantially lower results at Mississippi Lignite Mining Company due to fewer tons sold.
For the nine months ended September 30, 2017, North American Coal reported income before income tax of $29.1 million and revenues of $78.3 million compared with a loss before income tax of $1.1 million and revenues of $85.8 million for the nine months ended September 30, 2016. Excluding the Centennial impairment, Adjusted income before income tax was $16.4 million for the nine months ended September 30, 2016, including a $7.3 million loss before income tax related to Centennial's operations.

NACCO & Other - Third Quarter
NACCO and Other, which includes the parent company operations and Bellaire Corporation, reported a loss from continuing operations before income taxes of $2.2 million in the third quarter of 2017 compared with a loss from continuing operations before income taxes of $2.0 million in the third quarter of 2016.

NACCO Consolidated - Third Quarter
For the third quarter of 2017, NACCO reported consolidated income before income tax from continuing operations of $5.9 million, income tax expense on continuing operations of $2.6 million and income from continuing operations of $3.3 million.  For the third quarter of 2016, NACCO reported a consolidated loss before income tax from continuing operations of $13.7 million, an income tax benefit from continuing operations of $11.6 million and a loss from continuing operations of $2.1 million.
The effective income tax rate on pre-tax income from continuing operations was 44.1% for the 2017 third quarter compared with an 84.5% effective income tax rate benefit on a pre-tax continuing operations loss for the 2016 third quarter.  The effective income tax rate for the third quarter of 2017 includes discrete income tax expense of $1.9 million primarily due to the establishment of a valuation allowance on deferred tax assets as the Company expects to be subject to Alternative Minimum Tax beginning in 2018 due to the change in the mix of earnings as a result of the spin-off of the housewares business. The effective income tax rate for the third quarter of 2016 was the result of the mix of earnings between the North American Coal business and the spun-off housewares business now included in discontinued operations, including losses at entities with higher effective income tax rates, and the benefits of percentage depletion. The intraperiod tax allocation in 2016 resulted in an unusual relationship between the loss from continuing operations and the related tax benefit.

NACCO Industries, Inc. Outlook - Fourth Quarter 2017
Overall, in the fourth quarter of 2017, NACCO expects a substantial increase in consolidated income before income taxes from continuing operations compared with 2016 primarily driven by improvements at North American Coal. The fourth quarter effective income tax rate related to continuing operations, excluding discrete items, is expected to be approximately 15%. Including discrete items recognized in the first nine months of 2017, NACCO expects the full year effective income tax rate related to continuing operations to be between 20 and 25%.
North American Coal expects a modest increase in tons sold in the fourth quarter of 2017 compared with the fourth quarter of 2016. Income before income tax is also expected to increase in the fourth quarter of 2017 compared with the fourth quarter of 2016, resulting in a substantial increase in full-year 2017 income before income tax, including and excluding the effect of Centennial's 2016 third quarter asset impairment and $3.3 million of legal resolution charges in the fourth quarter of 2016. However, fourth quarter 2017 income before income tax is expected to be lower than the 2017 third quarter due to a decrease in earnings from unconsolidated mines as a result of reduced customer requirements and a reduction in royalty and other income.
Income before income tax at North American Coal's consolidated operations in the fourth quarter of 2017 is expected to improve over the prior year due to lower operating expenses, including a reduction in lease expense. These improvements are expected to be partially offset by a substantial decrease in Mississippi Lignite Mining Company's fourth-quarter 2017 results primarily as a result of an increase in cost of sales attributable to the recognition of production costs capitalized into inventory during the outage at the customer's power plant in the third quarter. In the fourth quarter of 2017, Centennial's operating loss is expected to be modestly higher than in 2016, excluding Centennial's legal resolution charges and mine reclamation adjustment. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
Income before income tax in the fourth quarter of 2017 is also expected to benefit from an increase in earnings from the unconsolidated mining operations due to the start of production at Bisti Fuels on January 1, 2017. In addition, at North American Mining's unconsolidated operations, an increase in the number of draglines being operated for customers is expected to contribute to the increase in earnings from the unconsolidated mining operations.
Cash flow before financing activities at North American Coal is expected to be positive but decrease substantially in the fourth quarter of 2017 compared with the prior year quarter. However, full-year cash flow before financing is expected to increase moderately compared with 2016. Capital expenditures are estimated to be $8.5 million in the fourth quarter of 2017 and approximately $18 million for the full year.
On June 28, 2017, Southern Company and its subsidiary, Mississippi Power, issued a press release announcing they were immediately suspending start-up and operations activities involving the coal gasifier portion of the Kemper County energy facility. Liberty Fuels is the sole supplier of coal to fuel the gasifier. At this time, the future of the Kemper County coal gasification facility remains uncertain, and therefore the future of the Liberty Mine is uncertain. The terms of the contract specify that Mississippi Power is responsible for all mine closure costs, should that be required, with the Liberty Mine specified as the contractor to complete final mine closure. Should the decision to suspend operations of the gasifier and mine become permanent, it will unfavorably affect North American Coal's long-term earnings under its contract with Mississippi Power.

NACCO Industries, Inc. Outlook - 2018
In 2018, NACCO expects consolidated income before income taxes from continuing operations to decrease moderately compared with 2017 and expects an effective income tax rate of approximately 25%.
In 2018, North American Coal expects income before income taxes to decrease compared with 2017, primarily because of a substantial anticipated decrease in royalty and other income. Royalties on oil, gas and coal extracted by others are subject to changes in market forces and the activities of others, making it difficult to forecast whether recent high levels of income will continue. The absence of $3.5 million of gains on sales of assets, primarily realized at Centennial, during the first nine months of 2017 and higher North American Coal operating expenses, which are expected to be partially offset by lower NACCO parent operating expenses, are also expected to contribute to the decrease in income before income taxes. These decreases are expected to be partially offset by improved results at Mississippi Lignite Mining Company due to an anticipated increase in customer demand. Mississippi Lignite Mining Company believes customer demand will be higher in the first half of 2018 compared with the second half of 2018 because Mississippi Lignite Mining Company's customer anticipates taking a planned outage at its power plant in the second half of the year. An increase in income from unconsolidated mines is also expected to partially offset the decline in income before income taxes.
Cash flow before financing activities is expected to decrease in 2018 compared with 2017, and capital expenditures are expected to be approximately $21 million in 2018.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal expects to continue efforts to develop opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and elsewhere where it might provide other value-added services.

*****

Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, November 2, 2017 at 8:30 a.m. eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 3397937, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 9, 2017. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's income from continuing operations.
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted income before income tax and EBITDA differ from financial results measured in accordance with GAAP. The adjusted financial measures are GAAP financial measures adjusted to exclude the 2016 Centennial asset impairment. EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted income before income tax and EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the potential closure of the Liberty Mine in Mississippi, (2) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) changes in the costs to reclaim North American Coal mining areas, (9) costs to pursue and develop new mining and value-added service opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) the timing and pricing of transactions to dispose of assets at the Centennial operations, (12) delays or reductions in coal deliveries at North American Coal's newer mines, and (13) increased competition, including consolidation within the industry.

About NACCO Industries, Inc.
NACCO Industries, Inc. is an operating holding company for The North American Coal Corporation, which mines coal primarily for use in power generation and provides value-added services for natural resource companies.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$21,941	$32,402	$78,341	$85,778
Cost of sales	19,466	30,755	66,711	75,926
Gross profit	2,475	1,647	11,630	9,852
Earnings of unconsolidated mines	16,197	15,102	44,627	40,785
Operating expenses
Selling, general and administrative expenses	11,723	10,765	31,809	30,786
Centennial asset impairment charge	—	17,443	—	17,443
Amortization of intangible assets	435	818	1,641	1,936
(Gain) loss on sale of assets	(475)	502	(3,500)	1,424
	11,683	29,528	29,950	51,589
Operating profit (loss)	6,989	(12,779)	26,307	(952)
Other (income) expense
Interest expense	946	1,036	2,806	3,182
Income from other unconsolidated affiliates	(313)	(307)	(932)	(913)
Closed mine obligations	336	223	1,071	948
Other, net, including interest income	64	(10)	15	2,229
	1,033	942	2,960	5,446
Income (loss) from continuing operations before income tax provision (benefit)	5,956	(13,721)	23,347	(6,398)
Income tax provision (benefit) from continuing operations	2,625	(11,589)	4,564	(13,970)
Income (loss) from continuing operations	3,331	(2,132)	18,783	7,572
Discontinued operations, net of tax	5,067	1,691	1,381	(2,096)
Net Income (loss)	$8,398	$(441)	$20,164	$5,476

Basic earnings (loss) per share:
Continuing operations	$0.49	$(0.31)	$2.75	$1.11
Discontinued operations	$0.74	$0.25	$0.20	$(0.31)
Basic earnings (loss) per share	$1.23	$(0.06)	$2.95	$0.80

Diluted earnings (loss) per share:
Continuing operations	$0.49	$(0.31)	$2.74	$1.10
Discontinued operations	$0.74	$0.25	$0.20	$(0.30)
Diluted earnings (loss) per share	$1.23	$(0.06)	$2.94	$0.80

Dividends per share	$0.2725	$0.2675	$0.8125	$0.7975

Basic Weighted Average Shares Outstanding	6,839	6,786	6,825	6,831
Diluted Weighted Average Shares Outstanding	6,866	6,786	6,854	6,858

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands)
Revenues
North American Coal	$21,941	$32,402	$78,341	$85,778
Total	$21,941	$32,402	$78,341	$85,778

Operating profit (loss)
North American Coal	$8,925	$(10,912)	$31,127	$3,653
NACCO and Other	(1,936)	(1,867)	(4,820)	(4,605)
Total	$6,989	$(12,779)	$26,307	$(952)

Income (loss) from continuing operations before income tax provision (benefit)
North American Coal	$8,162	$(11,696)	$29,054	$(1,051)
NACCO and Other	(2,206)	(2,025)	(5,707)	(5,347)
Total	$5,956	$(13,721)	$23,347	$(6,398)

EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	9/30/2017 Trailing 12 Months
	(In thousands)
Net income	$24,131	$4,978	$6,788	$8,398	$44,295
Discontinued operations, net of tax	(28,276)	3,241	445	(5,067)	(29,657)
Income tax provision	3,849	599	1,340	2,625	8,413
Interest expense	1,136	932	928	946	3,942
Interest income	(67)	(69)	(129)	14	(251)
Depreciation, depletion and amortization expense	3,180	3,180	3,243	3,157	12,760
EBITDA*	$3,953	$12,861	$12,615	$10,073	$39,502

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as income (loss) from continuing operations before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands)
Gross loss - Centennial	$(607)	$(1,765)	$(3,137)	$(5,650)
Gross profit - other consolidated mines	1,127	2,520	7,657	11,585
Gross profit - royalty and other	2,010	953	7,246	4,090
Total gross profit	2,530	1,708	11,766	10,025
Earnings of unconsolidated mines	16,197	15,102	44,627	40,785
Operating expenses
Selling, general and administrative expenses	9,367	9,461	23,625	27,778
Centennial asset impairment charge	—	17,443	—	17,443
Amortization of intangibles	435	818	1,641	1,936
Operating profit (loss)	8,925	(10,912)	31,127	3,653
Other expense	763	784	2,073	4,704
Income before income tax provision (benefit)	$8,162	$(11,696)	$29,054	$(1,051)
Elimination of Centennial impairment	—	17,443	—	17,443

Adjusted North American Coal income before income tax provision (benefit) (1)	$8,162	$5,747	$29,054	$16,392

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income Before Income Tax measured in accordance with U.S. GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude the Centennial asset impairment. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using this non-GAAP financial measure.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands)
Balance at beginning of period	$18,593	$19,417	$18,171	$19,084
Liabilities settled during the period	(39)	(94)	(133)	(1,151)
Accretion expense	241	282	757	848
Revision of estimated cash flows	(386)	—	(386)	824
Balance at end of period	$18,409	$19,605	$18,409	$19,605

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.